UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Nordstrom, Inc.

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EXPLANATORY NOTE

On April 5, 2017, Nordstrom, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission. Due to a clerical error, the marked copy of the Nordstrom, Inc. 2010 Equity Incentive Plan, as amended and restated February 16, 2017 (the “Plan”) which was attached as Appendix A to the Proxy Statement did not reflect all changes made to the Plan upon which shareholders are being asked to vote. The corrected copy of the Plan is attached hereto as Appendix A, and replaces in its entirety the copy of the Plan attached as Appendix A to the Proxy Statement as filed on April 5, 2017. All other items of the Proxy Statement are incorporated herein by reference without change.

Appendix A	Nordstrom, Inc. 2010 Equity Incentive Plan, As Amended and Restated February 16, 2017

This Plan is being amended to:

•	increase the number of shares of Common Stock available for issuance under the Plan by 6,200,000;

•	allow the Compensation Committee (the “Committee”) to delegate to one or more senior executive officers of the Company the authority to make equity-based awards under the Plan to individuals who are not officers or directors of the Company; and

•	implement a one-year minimum vesting period requirement on awards made under the Plan.

This summary is qualified in its entirety by reference to the provisions of the Plan, as amended, a marked copy of which is below for your ease of reference.

ARTICLE I	Introduction

The purpose of the Plan is to promote the long-term success of the Company and its Subsidiaries. Specific objectives are intended to encourage the attraction and retention of Employees and Nonemployee Directors, focus such individuals’ results on the Company’s critical, long-range goals and align such individuals’ interests with those of the Company’s shareholders.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute incentive stock options (ISOs) or nonqualified stock options (NSOs)), stock appreciation rights (SARs), Unrestricted Shares, Restricted Shares, Restricted Stock Units and Performance Share Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Washington (except their choice of law provisions).

ARTICLE II	Administration

2.1	Committee Composition. The Committee shall administer the Plan. The Committee shall consist exclusively of two (2) or more Directors of the Company, who shall be appointed by the Board.

2.2	Committee Responsibilities. The Committee, in its absolute and sole discretion, shall (a) select the Employees and Nonemployee Directors who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee may delegate its authority hereunder to one or more Subcommittees or Company officers, to the extent permitted under Code section 162(m), the Treasury Regulations thereunder and any applicable exchange rules; actions taken by any Subcommittee or officers shall be subject to review by the full Committee. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3	Committee for Non-Officer/Non-Director Awards. The Board may also appoint a secondary committee of the Board or one or more ~~a~~ senior executive officers of the Company to administer the Plan with respect to Employees who are not considered officers or Directors of the Company under Section 16 of the Exchange Act. That committee or senior executive officer may grant Awards under the Plan to such Employees and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee or senior executive officer, as the case may be.

2.4	Leadership Benefits Powers and Duties. Until such time as the Committee shall modify, revoke or rescind such authority, the Company’s Leadership Benefits department, or such other Company department as the Committee shall designate, has the powers and duties set forth below. Determinations made by the Leadership Benefits department (or other department) under this Section 2.4 shall be final and binding on all persons, but may, in the Committee’s absolute and sole discretion, be reviewed by the Committee. The powers and duties delegated by the Committee hereunder are to:

(a)	work with Plan service providers to ensure the effective administration of the Plan;

(b)	determine whether a Participant’s disability, as defined by a qualified medical professional acceptable to the Company’s Leadership Benefits department (or other department), qualifies as Disability as defined under the Plan; and

(c)	perform any and all tasks, duties, and responsibilities delegated by the Company or the Committee.

The Company’s Leadership Benefits department (or other department) has authority to interpret the terms of the Plan and any Award in carrying out the powers and duties as set forth above.

ARTICLE III	Shares Available for Awards

3.1	Basic Limitation. Shares issued pursuant to the Plan shall be authorized but unissued shares. The aggregate number of Shares available for Awards of Options, SARs, Unrestricted Shares, Restricted Shares, Restricted Stock Units or Performance Share Units granted under the Plan shall not exceed (a) ~~29,556,446~~35,756,446 Shares plus (b) the additional shares of Common Stock described in Section 3.3. The limitations of this Section 3.1 and Sections 3.2 and 3.3 shall be subject to adjustment pursuant to Article 12. The aggregate number of Shares available for issuance as Plan Awards shall be reduced by 1.6 (one point six) Shares for each Share delivered in settlement of any Award of Unrestricted Shares, Restricted Shares, Restricted Stock Units or Performance Share Units, and by 1 (one) Share for each Share delivered in settlement of any Option Award or SAR. Awards that are required to be settled in cash will not reduce the number of Shares available for delivery under the Plan.

3.2	Additional Shares. If any Shares covered by an Award of Options, SARs, Restricted Shares, Restricted Stock Units or Performance Share Units terminate, lapse or are forfeited or cancelled, or such Award is otherwise settled without the delivery of the full number of Shares underlying the Award, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become, available for issuance under the Plan; provided, however, that Shares (a) delivered in payment of the exercise price of an Award, (b) not issued upon the net settlement or net exercise of SARs, or (c) delivered to or withheld by the Company to pay withholding taxes related to an Award, shall not become available again for issuance under this Plan. Shares that again become available for issuance under the Plan pursuant to this Section 3.2 shall be added to the number of Shares available under Section 3.1 in the same ratios as applied to them at the time they were originally granted (e.g., 1.6 (one point six) Shares for each Share attributable to previously granted Awards of Restricted Shares, Restricted Stock Units or Performance Share Units and 1 (one) Share for each Share attributable to previously granted Option Awards or SARs).

3.3	Additional Shares from Prior Plan. Shares available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding awards under the Prior Plan on the effective date of the Plan, May 18, 2010, that later cease to be subject to such awards for any reason other than the exercise or vesting of such awards (as the case may be), including any amounts withheld from such awards by the Company for taxes on the awards, which Shares shall, as of the date such Shares cease to be subject to such awards, cease to be available for grant and issuance under the Prior Plan, but shall be available for issuance under the Plan under Section 3.1. However, this Section 3.3 specifically excludes Common Stock subject to outstanding awards granted as Incentive Stock Options under the Prior Plan; no shares of Common Stock subject to such Prior Plan Incentive Stock Option awards shall again become available for issuance under the Plan.

ARTICLE IV	Eligibility

4.1	Awards. Employees and Nonemployee Directors shall be eligible for the grant of Awards of NSOs, SARs, Unrestricted Shares, Restricted Shares, Restricted Stock Units or Performance Share Units.

4.2	Incentive Stock Options. Only Employees who are common-law employees of the Company or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

ARTICLE V	Options

Options granted under the Plan are subject to the following terms and conditions:

5.1	Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an NSO or an ISO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2	Number of Shares. Each Stock Option Agreement shall specify the number of shares of Common Stock subject to the Option, which shall be subject to adjustment in accordance with Article 12. Options granted to any Employee in a single fiscal year of the Company shall not cover more than 500,000 shares of Common Stock. Prior to exercise, holders of Options shall have no right to dividend equivalents. The limitation set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

5.3	Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

5.4	Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable, provided that no Option shall become exercisable in less than one (1) year from the date of grant. The Stock Option Agreement shall also specify the term of the Option; provided that the term shall in no event exceed ten (10) years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s Disability, death or Retirement and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be granted in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5	Effect of Change in Control. In the event that the Optionee experiences a Qualifying Termination within twelve (12) months following a Change in Control then, unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Option for the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control, or (ii) the Option would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control, such Option shall automatically become fully vested and exercisable. However, in the case of an ISO, the acceleration of exercisability shall not occur without the Optionee’s written consent. In addition, acceleration of exercisability may be required pursuant to Article 12.

ARTICLE VI	Payment for Option Shares

6.1	General Rule. The entire Exercise Price of shares of Common Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such shares of Common Stock are purchased, except as follows:

(a)	In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b)	In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

6.2	Stock Swap. To the extent specifically provided in an Option Agreement, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Optionee. Such shares of Common Stock shall be valued at their Fair Market Value on the date when the new shares of Common Stock are purchased under the Plan.

6.3	Exercise/Sale. To the extent that this Section 6.3 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (in a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the shares of Common Stock being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4	Exercise/Pledge. To the extent that this Section 6.4 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (in a form prescribed by the Company) an irrevocable direction to pledge all or part of the shares of Common Stock being purchased under the Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

ARTICLE VII	Stock Appreciation Rights

SARs granted under the Plan are subject to the following terms and conditions:

7.1	SAR Agreement. Each SAR granted under the Plan shall be evidenced by an SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

7.2	Number of Shares. Each SAR Agreement shall specify the number of shares of Common Stock to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 12. SARs granted to any Participant in a single calendar year shall in no event pertain to more than 500,000 shares of Common Stock. The limitation set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

7.3	Exercise Price. Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price under an SAR shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

7.4	Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable, provided that no SAR shall become exercisable in less than one (1) year from the date of grant. The SAR Agreement shall also specify the term of the SAR; provided, however, that the term shall in no event exceed ten (10) years from the date of grant. An SAR Agreement may provide for accelerated exercisability in the event of the ~~Optionee’s~~ Participant’s Disability, death or Retirement and may provide for expiration prior to the end of its term in the event of the termination of the ~~Optionee’s~~ Participant’s Service. SARs may be granted in combination with Options, and such an SAR Agreement may provide that the SARs will not be exercisable unless the related Options are forfeited.

7.5	Effect of Change in Control. In the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control then, unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such SAR for the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control, or (ii) the SAR would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control, such SAR shall automatically become fully vested and exercisable. In addition, acceleration of exercisability may be required pursuant to Article 12.

7.6	Exercise of SARs. Upon exercise of an SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) shares of Common Stock, (b) cash or (c) a combination of shares of Common Stock and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of shares of Common Stock received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the shares of Common Stock subject to the SARs exceeds the Exercise Price.

ARTICLE VIII	Unrestricted Shares

Unrestricted Shares granted under the Plan are subject to the following terms and conditions:

8.1	Unrestricted Shares. The Committee may grant up to 5% of the total shares approved for issuance under the Plan, as shares of Common Stock that have no restrictions. Such Unrestricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. In no event shall the number of Unrestricted Shares that are granted to any Participant in a single fiscal year exceed 100,000 shares of Common Stock~~Shares~~, subject to adjustment in accordance with Article 12. ~~For purposes of this Section 8.1, each Unrestricted Share granted under Section 3.1 shall reduce the foregoing limit by one (1) Share.~~

8.2	Payment for Awards. Unrestricted Shares may be granted under the Plan for such consideration consisting of any tangible or intangible property or benefit to the Company as the Committee may determine, including cash, promissory notes, services performed and contracts for services to be performed.

ARTICLE IX	Restricted Shares

Restricted Shares granted under the Plan are subject to the following terms and conditions:

9.1	Restricted Share Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical. In no event shall the number of Restricted Shares which are granted to any Participant in a single fiscal year exceed 500,000 shares of Common Stock, subject to adjustment in accordance with Article 12.

9.2	Payment for Awards. Restricted Shares may be granted under the Plan for such consideration consisting of any tangible or intangible property or benefit to the Company as the Committee may determine, including cash, promissory notes, services performed and contracts for services to be performed.

9.3	Vesting Conditions. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Agreement. If the only restriction on an Award of Restricted Shares is vesting based on the lapse of time, the minimum period for full vesting shall be ~~three (3) years~~ one (1) year. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria.

With respect to Restricted Shares that are subject to performance-based vesting conditions and are intended to meet the qualified performance-based compensation requirements of Code Section 162(m):

(a)	The Committee shall identify such conditions not later than the ninetieth (90th) day following the commencement of the applicable Performance Cycle and before twenty-five percent (25%) of such Performance Cycle has elapsed; and

(b)	The Committee shall certify in writing prior to payout that such conditions and any other material terms were in fact satisfied. Approved minutes of a meeting of the Committee may be treated as such written certification. ~~In no event shall the number of Restricted Shares which are subject to performance-based vesting conditions and which are granted to any Participant in a single fiscal year exceed 500,000 Shares, subject to adjustment in accordance with Article 12.~~

If the Participant’s employment with the Company or Subsidiary is terminated before the end of a Performance Cycle for any reason other than Disability, death or Retirement, the Participant shall forfeit all rights with respect to any Restricted Shares that were being earned during the Performance Cycle. The Committee, in its absolute and sole discretion, may establish guidelines providing that if a Participant’s employment is terminated before the end of a “Performance Cycle” by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any Restricted Shares that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Restricted Share Agreement may provide for accelerated service-based vesting in the event of the Participant’s Disability, death or Retirement (provided that, with respect to accelerated vesting in the event of Retirement, such Restricted Share Agreement shall include specific provisions regarding any tax withholding requirements, as required). Notwithstanding the foregoing, in the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control, then unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Restricted Shares for the cash, securities, or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control; (ii) the Restricted Share Agreement would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control; or (iii) the Restricted Shares are subject to performance-based vesting criteria and the acceleration of vesting of such Restricted Shares would be prohibited under the provisions of Code section 162(m) and the Treasury Regulations promulgated thereunder, such Restricted Shares shall automatically vest and any restrictions thereon shall lapse at the time of such Change in Control.

9.4	Voting and Dividend Rights. The holders of Restricted Shares granted under the Plan shall have the voting, dividend and other rights as set forth in their Restricted Share Agreement, and may have the same voting, dividend and other rights as the Company’s other shareholders. Any dividends paid on Restricted Shares shall be paid at the dividend payment date, in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends. Common Stock distributed in connection with a stock split or stock dividend, and distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Common Stock has been distributed.

ARTICLE X	Restricted Stock Units

Restricted Stock Units granted under the Plan are subject to the following terms and conditions:

10.1	Restricted Stock Units. Restricted Stock Units are designated in shares of Common Stock.

10.2

Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms of the applicable Restricted Stock Unit Agreement that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical. In no event shall the number of Restricted Stock Units which are granted to any Participant in a single fiscal year pertain to more than 500,000 shares of Common Stock, subject to adjustment in accordance with Article 12.

10.3	Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.

10.4	Vesting Conditions. Each Award of Restricted Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement. If the only restriction on an Award of Restricted Stock Units is vesting based on the lapse of time, the minimum period for full vesting shall be ~~three (3)~~ one (1) year~~s~~. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria.

With respect to Restricted Stock Units that are subject to performance-based vesting conditions and are intended to meet the qualified performance-based compensation requirements of Code Section 162(m) and are granted to Participants who are~~have~~ Covered Employees under Code Section 162(m):

(a)	The Committee shall identify such conditions not later than the ninetieth (90th) day following the commencement of the applicable Performance Cycle, and before twenty-five percent (25%) of such Performance Cycle has elapsed; and

(b)	The Committee shall certify in writing prior to payout that such conditions and any other material terms were in fact satisfied. Approved minutes of a meeting of the Committee may be treated as such written certification.

~~In no event shall the number of Restricted Stock Units which are subject to performance-based vesting conditions and which are granted to any Participant in a single fiscal year exceed 500,000, subject to adjustment in accordance with Article 12.~~

If the Participant’s employment with the Company or Subsidiary is terminated before the end of a Performance Cycle for any reason other than Disability, death or Retirement, the Participant shall forfeit all rights with respect to any Restricted Stock Units that were being earned during that Performance Cycle. The Committee, in its absolute and sole discretion, may establish guidelines providing that if a Participant’s employment is terminated before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any shares of Restricted Stock Units that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Restricted Stock Unit Agreement may provide for accelerated service-based vesting in the event of the Participant’s Disability, death or Retirement (provided that, with respect to accelerated vesting in the event of Retirement, such Restricted Stock Unit Agreement’s accelerated vesting provisions shall comply with the requirements of Code Section 409A). Notwithstanding anything to the contrary contained in the foregoing, in the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control then unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Restricted Stock Units for the cash, securities, or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control; (ii) the award of Restricted Stock Units would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control; or (iii) the Restricted Stock Units are subject to performance-based vesting criteria and the acceleration of vesting of such Restricted Stock Units would be prohibited under the provisions of Code section 162(m) and the Treasury Regulations promulgated thereunder, such Restricted Stock Units shall automatically vest and any restrictions thereon shall lapse at the time of such Change in Control.

10.5

Dividend Rights. Shares underlying an Award of Restricted Stock Units shall not be entitled to dividends or dividend equivalents with respect to such Restricted Stock Units except to the extent otherwise provided under a Restricted Stock Unit Agreement. If a Restricted Stock Unit Agreement includes rights to dividends or dividend equivalents, an amount equal to the dividends that would have been paid if the Restricted Stock Units had been issued and outstanding shares of Common Stock as of the record date for the dividends shall be paid to the holder of such Restricted Stock Units in cash, subject to applicable withholding taxes unless otherwise determined by the Committee. Any dividend equivalents payable pursuant to this Section 10.5 shall be paid no later than March 1 of the calendar year after the calendar year in which the applicable dividend record date occurs, except as otherwise provided in the applicable Restricted Stock Unit Agreement.

10.6	Form and Time of Settlement of Restricted Stock Unit Awards. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) shares of Common Stock or (c) any combination of both, as determined by the Committee. For the avoidance of doubt, settlement of vested Restricted Stock Units in shares of Common Stock shall not be considered an Award of Unrestricted Shares under Article 8. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Common Stock over a series of trading days. Vested Restricted Stock Units shall be settled in a lump sum before the later of (i) two and one half (2 1/2) months after the end of the Company’s fiscal year during which all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed or (ii) March 15 following the calendar year in which all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Article 12.

10.7	Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

ARTICLE XI	Performance Share Units

Performance Share Units granted under the Plan are subject to the following terms and conditions:

11.1	Performance Share Units. Performance Share Units are designated in shares of Common Stock.

11.2	Agreement. Each grant of Performance Share Units under the Plan shall be evidenced by an Agreement between the recipient and the Company, shall be subject to all applicable terms of the Plan, and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Performance Share Unit Agreements entered into under the Plan need not be identical. Performance Share Units may be granted in consideration of a reduction in the recipient’s other compensation.

11.3	Payment for Awards. To the extent that an Award is granted in the form of Performance Share Units, no cash consideration shall be required of the Award recipients.

11.4	Vesting Conditions. Each Award of Performance Share Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Performance Share Unit Agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria. Under no circumstances shall the Performance Cycle for an Award of Performance Share Units be less than one (1) year.

With respect to Performance Share Units that are subject to performance-based vesting conditions and are intended to meet the qualified performance-based compensation requirements of Code Section 162(m) and are granted to Participants who are Covered Employees under Code Section 162(m):

(a)	The Committee shall identify such conditions not later than the ninetieth (90th) day following the commencement of the Performance Cycle, and before twenty-five percent (25%) of the Performance Cycle has elapsed; and

(b)	The Committee shall certify in writing prior to payout that such conditions and any other material terms were in fact satisfied. Approved minutes of a meeting of the Committee may be treated as such written certification.

In no event shall the number of Performance Share Units which are subject to performance-based vesting conditions and which are granted to any Participant in a single fiscal year exceed 500,000, subject to adjustment in accordance with Article 12.

If the Participant’s employment with the Company or Subsidiary is terminated before the date that Performance Share Units vest, the participant shall forfeit all rights with respect to any unvested Performance Share Units. However, with respect to Performance Share Units subject to performance-based vesting conditions, the Committee, in its absolute and sole discretion at the time an Award of Performance Share Units is made, may establish guidelines providing that if a Participant’s employment is terminated before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any Performance Share Units that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Performance Share Unit Agreement may provide for accelerated service-based vesting in the event of a Participant’s Disability, death or Retirement (provided, in the case of Retirement, that such Performance Share Unit Agreement’s accelerated vesting provisions shall comply with the requirements of Code Section 409A). Notwithstanding anything to the contrary contained in the foregoing, in the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control then unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Performance Share Units for the cash, securities, or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control; (ii) the award of Performance Share Units would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control; or (iii) the acceleration of vesting of such Performance Share Units would be prohibited under the provisions of Code section 162(m) and the Treasury Regulations promulgated thereunder, such Performance Share Units shall automatically vest and any restrictions thereon shall lapse at the time of such Change in Control. In addition, acceleration of vesting may be required pursuant to Article 12.

11.5	Form and Time of Settlement of Units. Settlement of vested Performance Share Units may be made in the form of (a) cash, (b) shares of Common Stock or (c) any combination of both, as determined by the Committee. For the avoidance of doubt, settlement of vested Performance Share Units in shares of Common Stock shall not be considered an Award of Unrestricted Shares under Article 8. Methods of converting Performance Share Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Common Stock over a series of trading days. Vested Performance Share Units shall be settled in a lump sum by the last day of the calendar year in which all vesting conditions applicable to the Performance Share Units have been satisfied or have lapsed. Until an Award of Performance Share Units is settled, the number of such Share Units shall be subject to adjustment pursuant to Article 12.

11.6	Creditors’ Rights. A holder of Performance Share Units shall have no rights other than those of a general creditor of the Company. Performance Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Performance Share Unit Agreement.

ARTICLE XII	Protection Against Dilution

12.1	Modification or Assumption of Awards. Except in connection with a corporate transaction involving the Company (a “Strategic Transaction” which shall include, without limitation any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares or the sale of all or substantially all of the Company’s assets), the terms of outstanding Awards may not be amended to reduce any exercise price associated with such Awards or to cancel any outstanding Awards in exchange for cash, other Awards or other securities with an exercise price that is less than the exercise price of the original Awards without shareholder approval. The foregoing and the provisions of this Article 12 notwithstanding, no modification of an Award shall, without the consent of the Award recipient, alter or impair his or her rights or obligations under such Award.

12.2	Adjustments. Upon or in contemplation of any Strategic Transaction, the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a)	proportionately adjust any or all of (i) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (ii) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any or all outstanding Awards, or (v) the performance standards appropriate to any or all outstanding Awards, or

(b)	make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon the distribution or consideration payable to holders of the outstanding shares of Common Stock upon or in respect of such event.

For the avoidance of doubt, this Article 12 does not apply to normal cash dividends with respect to Company Stock other than extraordinary dividends or to stock issued in lieu of such dividends. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess, if any, of the per share amount payable upon or in respect of such event over the grant price of the Award, unless otherwise provided in, or by authorized amendment to, the Award or provided in another applicable agreement with the Participant. With respect to any ISO, in the absolute and sole discretion of the Committee, the adjustment may be made in a manner that would cause the Option to cease to qualify as an ISO.

12.3	Dissolution or Liquidation. To the extent not previously exercised, settled or assumed, Options, SARs, and Performance Share Units shall terminate immediately prior to the dissolution or liquidation of the Company.

ARTICLE XIII	Awards Under Other Plans

The Company may grant awards under other equity plans or programs. Such awards may be settled in the form of shares of Common Stock issued under this Plan.

ARTICLE XIV	Limitation on Rights

14.1	Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee or Nonemployee Director. The Company and its Subsidiaries reserve the right to terminate the Service of any Employee or Nonemployee Director at any time, with or without cause, subject to applicable laws, the Company’s Restated Articles of Incorporation and Bylaws and a written employment agreement (if any).

14.2	Shareholders’ Rights. Unless otherwise provided in this Plan or in any Award, a Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any shares of Common Stock covered by his or her Award prior to the time when a stock certificate for such shares of Common Stock is issued or, if applicable, the time when he or she becomes entitled to receive such shares of Common Stock by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for normal cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

14.3

Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of shares of Common Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such shares of Common Stock related to their registration, qualification or listing or to an exemption from registration, qualification or listing.

14.4	Compliance with Code Section 409A. Awards under the Plan are intended to comply with Code Section 409A and all Awards shall be interpreted in a manner that results in compliance with Section 409A, Department of Treasury regulations, and other interpretive guidance under Section 409A. Notwithstanding any provision of the Plan or an Award to the contrary, if the Committee determines that any Award does not comply with Code Section 409A, the Company may adopt such amendments to the Plan and the affected Award (without consent of the Participant) or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary and appropriate to (a) exempt the Plan and the Award from application of Code Section 409A and/or preserve the intended tax treatment of amounts payable with respect to the Award, or (b) comply with the requirements of Code Section 409A.

ARTICLE XV	Withholding Taxes

15.1	General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Common Stock or make any cash payment under the Plan until such obligations are satisfied.

15.2	Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any shares of Common Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Common Stock that he or she previously acquired. Such shares of Common Stock shall be valued at their Fair Market Value on the date when they are withheld or surrendered, and shall be deemed to have been issued for purposes of identifying any shares which may become available for grant pursuant to Section 3.3 above.

ARTICLE XVI	Future of the Plan

16.1	Term of the Plan. The Plan, as set forth herein, became effective on the date of shareholder approval, May 18, 2010, and shall remain in effect for a period of ten (10) years unless earlier terminated under Section 16.2.

16.2	Amendment or Termination. The Board may, at any time and for any reason, amend, alter or terminate the Plan. Notwithstanding the foregoing and except as provided in Section 14.4, no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s express written consent. An amendment of the Plan shall be subject to the approval of the Company’s shareholders for any amendment that would (a) require shareholder approval in order to satisfy the applicable requirements of Code Section 162(m), Code section 422, or other applicable laws, regulations or rules, including but not limited to any stock exchange rules; (b) increase amounts payable under the Plan to Participants (provided that shareholder approval shall not be required for increases that are not material and do not require such approval under applicable law or stock exchange rules); (c) increase the number of shares of Common Stock authorized to be issued under the Plan; (d) permit the repurchase by the Company of any outstanding Awards with an Exercise Price greater than the then-current Fair Market Value of Common Stock; or (e) modify the Plan’s eligibility provisions. No Awards shall be granted under the Plan after the termination thereof.

ARTICLE XVII	Definitions

17.1	“Award” means any grant of an Option, an SAR, an Unrestricted Share, a Restricted Share, a Restricted Stock Unit or a Performance Share Unit under the Plan.

17.2	“Award Agreement” means the written agreement between the Company and the recipient that contains the terms, conditions and restrictions pertaining to a particular Award.

17.3	“Board” means the Company’s Board of Directors, as constituted from time to time.

17.4	“Cause” means (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (c) gross negligence, (d) willful misconduct or (e) a failure to perform assigned duties that continues after the Participant has received written notice of such failure. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Parent or Subsidiary employing the Participant) may consider as grounds for the discharge of the Participant without Cause.

17.5	“Change in Control” means the happening of any of the following:

(a)	the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b)	the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)	a change in the composition of the Board as a result of which fewer than fifty percent (50%) of the incumbent Directors are Directors who either (i) had been Directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the “original Directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original Directors who were still in office at the time of the election or nomination and the Directors whose election or nomination was previously so approved, but excluding, for this purpose, any such Director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(d)	any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least thirty percent (30%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i)( a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary and (ii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

17.6	“Code” means the Internal Revenue Code of 1986, as amended.

17.7	“Committee” means the Compensation Committee of the Company’s Board.

17.8	“Common Stock” means shares of the common stock of the Company.

17.9	“Company” means Nordstrom, Inc., a Washington corporation.

17.10	“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

17.11	“Employee” means a common-law employee of the Company, a Parent or a Subsidiary.

17.12	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.13	“Exercise Price,” in the case of an Option, means the amount for which one share of Common Stock may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one share of Common Stock in determining the amount payable upon exercise of such SAR.

17.14	“Fair Market Value” means the market price of a share of Common Stock, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the closing price on the date of the Award as reported by the New York Stock Exchange, or the primary exchange or quotation system on which the Common Stock is then trading. Such determination shall be conclusive and binding on all persons.

17.15	“Good Reason” means the occurrence of one or more of the following without the Participant’s express written consent and within twelve (12) months following a Change in Control:

(a)	a material diminution in the Participant’s base salary;

(b)	a material diminution in the Participant’s authority, duties, or responsibilities;

(c)	a material change in the geographic location at which the Participant must perform his or her services to a place that is more than fifty (50) miles from where the Participant was based immediately prior to the Change in Control; and

(d)	any other action or inaction that constitutes a material breach by the Company of this Plan with respect to a Participant’s Award.

The event or events described above shall constitute Good Reason only if the Company (or the Parent or Subsidiary employing the Participant) fails to cure such event or events within ninety (90) days after receipt from the Participant of written notice of the event or events which constitutes Good Reason. Such notice must be provided to the Company (or the Parent or Subsidiary employing the Participant) and must provide a reasonably detailed description of the facts that the Participant believes constitute a Good Reason event. Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given written notice to the Company thereof prior to such date.

17.16	“ISO” means an incentive stock option described in Section 422(b) of the Code.

17.17	“NSO” means a stock option not described in Sections 422 or 423 of the Code.

17.18	“Nonemployee Director” means a member of the Company’s Board or the Board of Directors of a Subsidiary who is not an Employee. Service as a Nonemployee Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

17.19	“Option” means an NSO or an ISO granted under Article 5 of the Plan and entitling the holder to purchase shares of Common Stock pursuant to an Award.

17.20	“Optionee” means an individual or estate who holds an Option.

17.21	“Participant” means an individual or estate who holds an Award.

17.22	“Performance Criteria” shall mean a specified percentage or quantitative level in one or more of the following performance measures:

(a)	the Company’s shareholder return as compared to any designated industry or other comparator group;

(b)	the trading price of the Company’s common stock;

(c)	the results of operations, such as sales, earnings, net income (before or after taxes), cash flow, return on assets, same-store sales, economic profit, or return on investment (including return on equity, return on capital employed, or return on assets);

(d)	earnings before or after taxes, interest, depreciation and/or amortization, and including /excluding capital gains and losses;

(e)	other financial results, such as profit margins, operational efficiency, expense reduction, or asset management goals; and

(f)	the internal or external market share of a product or line of products.

Each of the foregoing performance measures may be based on the performance of the Company generally, in the absolute or in relation to its peers, or the performance of a particular Participant, department, business unit, subsidiary, or other segment to which a particular Participant is assigned. The Committee may establish different performance measures and milestones for individual Participants or groups of Participants. For each Participant, each performance measure will be weighted to reflect its relative significance to the Company for the Performance Cycle.

Except as otherwise specified in an individual Award, applicable performance measures shall be adjusted to exclude the following items that occur during a given Performance Cycle:

(i)	Extraordinary, unusual or non-recurring items of gain or loss;

(ii)	Gains or losses on the disposition of a business, a segment of a business, or significant assets outside the ordinary course of business;

(iii)	Changes in tax or accounting standards, principles, regulations or laws;

(iv)	The effect of a merger or acquisition, including all financial results derived therefrom during the period from the merger or acquisition date through the end of the Performance Cycle in which the merger or acquisition occurred;

(v)	Gains or losses due to non-cash adjustments which relate to the valuation of long-term assets rather than current-year performance (including but not necessarily limited to gain or loss recognized for store closures, lease terminations, pension adjustments and mark to market adjustments); and

(vi)	The impact of other similar occurrences outside of the Company’s core, on-going business activities (including but not necessarily limited to litigation or tax reserves, financing activities, foreign exchange rate fluctuations and restructuring charges).

In all other respects, performance measures comprising Performance Criteria for an Award shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles (GAAP), or under a non-GAAP methodology established by the Committee prior to the issuance of an Award. The method of calculating performance measurements shall be consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

17.23	“Performance Cycle” means a predetermined period of time, not less than one year, over which Performance Criteria will be measured with respect to an Award.

17.24	“Performance Share Unit” means a bookkeeping entry representing the equivalent of one (1) share of Common Stock, as granted under the Plan pursuant to an Award.

17.25	“Performance Share Unit Agreement” means the written agreement between the Company and the recipient of a Performance Share Unit that contains the terms, conditions and restrictions pertaining to such Performance Share Unit.

17.26	“Plan” means this Nordstrom, Inc. 2010 Equity Incentive Plan, as amended from time to time.

17.27	“Prior Plan” means the Nordstrom 2004 Equity Incentive Plan, as subsequently amended in 2007 and 2008.

17.28	“Qualifying Termination” means (a) the Participant’s employment is involuntarily terminated by the Company (or the Parent or Subsidiary employing the Participant) without Cause, or (b) the Participant terminates employment from the Company (or the Parent or Subsidiary employing the Participant) for Good Reason. The twelve-month period will be extended by one (1) additional month if the thirty-day cure period in Section 17.15 is triggered in the eleventh or twelfth month following a Change in Control. It is intended that any Qualifying Termination shall be an “involuntary Separation from Service,” as that term is defined in Treasury Regulation Section 1.409A-1(n).

17.29	“Restricted Share” means a share of Common Stock granted under Article 9 pursuant to an Award, with such restrictions as set forth in the applicable Restricted Share Agreement.

17.30	“Restricted Stock Unit” means a right granted under Article 10 to receive Common Stock or cash at the end of a specified deferral period pursuant to an Award, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain performance goals).

17.31	“Restricted Share Agreement” means the written agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

17.32	“Restricted Stock Unit Agreement” means the written agreement between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions and restrictions pertaining to such Restricted Stock Unit.

17.33	“Retirement” means Participant’s termination from Service on or after his or her Retirement Date.

17.34	“Retirement Date” shall have the meaning as set forth in a particular Award Agreement.

17.35	“SAR” means a stock appreciation right granted under Article 7 of the Plan pursuant to an Award.

17.36	“SAR Agreement” means the written agreement between the Company and a Participant that contains the terms, conditions and restrictions pertaining to his or her SAR.

17.37	“Service” means service as an Employee or Nonemployee Director.

17.38	“Stock Option Agreement” means the written agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

17.39	“Subcommittee” means a separate committee established by and consisting of members of the Committee.

17.40	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

17.41	“Unrestricted Share” means a share of Common Stock granted under Article 8 of the Plan pursuant to an Award.